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                                                                    EXHIBIT 21.0

                         SUBSIDIARIES OF THE REGISTRANT
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                         SUBSIDIARIES OF THE REGISTRANT

The following are descriptions of subsidiaries which are directly or indirectly owned by the BostonFed Bancorp, Inc. (the "Company"):

Boston Federal Savings Bank. Boston Federal Savings Bank ("Boston Federal") is a subsidiary of the Company and is a federally-chartered savings bank.

BFD Preferred Capital Trust I. BFD Preferred Capital Trust I is a subsidiary of the Company and was organized as a common law trust under New York law in 2000.

BFD Preferred Capital Trust II. BFD Preferred Capital Trust II is a subsidiary of the Company and was organized as a statutory business trust under Delaware law in 2000.

Diversified Ventures, Inc. d/b/a Forward Financial Company. Forward Financial Company was acquired by Boston Federal in December 1999. It is incorporated under Massachusetts law and operates as a subsidiary of Boston Federal.

Elmsmere Insurance Agency, Inc. Ellsmere Insurance Agency, Inc. was acquired by Broadway National in December 1999. It is incorporated under Massachusetts law and now operates as a subsidiary of Boston Federal.

BFS Preferred Capital Corp. BFS Preferred Capital Corp. is a subsidiary of Boston Federal and was organized under Massachusetts law in 1998 as a real estate investment trust, in satisfaction of Section 858 of the Internal Revenue Code of 1986, as amended.

BNB Preferred Capital Corp. BNB Preferred Capital Corp. was organized under Massachusetts law in 1998 as a subsidiary of Broadway National as a real estate investment trust, in satisfaction of Section 858 of the Internal Revenue Code of 1986, as amended, and is now a subsidiary of Boston Federal.

BFS Security Corp. BFS Security Corp. is a subsidiary of Boston Federal and was organized under Massachusetts law in 1998 as an investment subsidiary.

BNB Security Corp. BNB Security Corp. was organized under Massachusetts law in 1998 as a subsidiary of Broadway National as an investment subsidiary and is now a subsidiary of Boston Federal.

Leader Corporation. Leader Corporation is incorporated under Massachusetts law and is a subsidiary of Boston Federal.